EXHIBIT 99.1
Comerica subsidiary to sell Framlington Investment Management
DETROIT, July 28, 2005 — Munder Capital Management, a subsidiary of Comerica Incorporated, today announced that Framlington Holdings Limited, which is 49 percent owned by Munder’s United Kingdom subsidiary, Munder UK, L.L.C., and 51 percent indirectly owned by HSBC Holdings plc, has reached an agreement to sell its 90.8 percent interest in London-based Framlington Group Limited to AXA Investment Managers.
AXA will pay approximately $342.5 million in cash (196.3 million pounds) for the entire interest of Framlington Group. Subject to market effects, Comerica’s after tax gain is expected to be in the range of $25 million to $30 million.
Munder, which acquired its stake in Framlington in October 1996, said the divestiture is consistent with its enhanced focus on domestic asset management.
The sale requires approval from the Financial Services Authority, a United Kingdom regulatory agency. The sale is expected to close in the fourth quarter of 2005.
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Detroit, strategically aligned into three major lines of business: the Business Bank, Small Business and Personal Financial Services, and Wealth and Institutional Management. Comerica’s more than 11,000 employees focus on relationships, and helping people and businesses be successful. Comerica Bank locations can be found in Michigan, California, Texas and Florida, with select businesses operating in several other states, Canada and Mexico. Munder Capital Management and Comerica Securities are investment services affiliates. Comerica reported total assets of $54.7 billion at June 30, 2005. To receive e-mail alerts of breaking Comerica news, go to www.comerica.com/newsalerts.
Media Contacts:
Sara Snyder, Comerica
313-222-9617
Jacqueline Condie, Starkman & Associates
Munder Investment Management
212-252-8545
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